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                                                               EXHIBIT 3.1

                        CERTIFICATE OF AMENDMENT
                                    OF
                  RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                               PRONET INC.

   PRONET INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

   FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for submission thereof to the stockholders of the Corporation at the annual meeting. The resolution setting forth the proposed amendment is as follows:

   RESOLVED, that Article Fourth of the Corporation's Restated Certificate of Incorporation be, and it hereby is, amended so as to read in its entirety as follows:

                                FOURTH:

      A.   Authorized Shares and Classes of Stock:

           The total number of shares of stock that the Corporation shall have authority to issue is 25,000,000 shares, which shall be divided into two classes as follows: 20,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

      B.   Preferred Stock:

           The Board of Directors of the Corporation is hereby expressly vested with authority to issue 5,000,000 shares of Preferred Stock from time to time in series, with such series designation, number of shares in the series, and such powers, preferences, and rights, and qualifications, limitations, or restrictions thereof that are not fixed by this Certificate of Incorporation and as may be fixed and determined by resolution or resolutions of the Board of Directors. Shares of any series of the Preferred Stock, upon issuance, may be redeemable if entitled to a preference upon any distribution of the Corporation's assets, whether by dividend or by liquidation, over another class of stock or series of Preferred Stock of the Corporation. The Board of Directors in establishing a series of Preferred Stock is hereby authorized to fix and determine:

              (1) The annual rate of dividend and, if cummulative, the date from which such dividends would accumulate:

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              (2)  The price at which and the terms and conditions upon which shares may be redeemed;

              (3) The amount payable on shares in the event of involuntary liquidation;

              (4) The amount payable on shares in the event of voluntary liquidation;

              (5) Sinking fund provisions for the redemption or purchase of shares;

              (6) The terms and conditions upon which shares may be converted, if the shares of any series are issued with the privilege of conversion;

              (7)  Voting rights; and

              (8) The restrictions, if any, on the transfer of the shares of any series.

              Shares of Preferred Stock that have been redeemed or converted, or that have been issued and reacquired in any manner and retired, shall have the status of authorized and unissued Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series, unless otherwise provided with respect to any series in the resolution or resolutions of the Board of Directors creating such series.

   SECOND:   That thereafter the annual meeting of stockholders of the
Corporation was duly called and held and at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

   THIRD: That the foregoing amendment to Article Fourth of the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of the Restated Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware.

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   IN WITNESS WHEREOF, this instrument has been executed for, on behalf of, and in the name of the Corporation by its officers thereunto duly authorized on June 12, 1995.

                                 PRONET INC.



                                 By: /s/ Jan E. Gaulding
                                     --------------------------------------
                                     Jan E. Gaulding, Senior Vice President
                                     and Treasurer


ATTEST:


/s/ Mark A. Solls
- -------------------------------
Mark A. Solls, Vice President
   and Secretary


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